Vermont Pure Holdings, Ltd. Announces Financial Results for its First
Six Months and Quarter Ending April 30, 2009

Watertown, CT – June 15, 2009: Vermont Pure Holdings, Ltd. (NYSE Alternext: VPS) announced its financial results for the first half and second quarter of its fiscal year 2009 and that it will file these results on Form 10-Q with the Securities and Exchange Commission today.

Total sales for the first six months of fiscal year 2009 decreased 4% to $32.3 million from $33.8 million for the comparable period a year ago.  Gross profit decreased 11% in the first half of 2009 to $17 million from $19 million in the comparable period a year earlier.  Gross profit, as a percentage of sales, decreased to 52% from 56% for the respective periods. Net income decreased to $327,000 in the first six months of fiscal year 2009 compared to $983,000 in the first six months of fiscal year 2008.

Total sales for the three months ending April 30, 2009 decreased 4% to $16.8 million from $17.4 million for the comparable period a year ago.  Gross profit decreased 10% for the second quarter of 2009 to $8.8 million from $9.8 million in the comparable period a year earlier.  Gross profit, as a percentage of sales, decreased to 53% in the second quarter of 2009 from 56% for the second quarter a year ago. Net income decreased for the three months ended April 30, 2009 from $232,000 compared to $471,000 for the comparable period last year.

“Although our business has been negatively affected by the recessionary economic environment, we remain profitable despite experiencing lower margins in the first half of the year for most of our product lines,” said Peter Baker, C.E.O. of Vermont Pure Holdings, Ltd. “We expect to be able to take advantage of new opportunities that our distribution base presents in future quarters including fully integrating the Blue Hills Spring Water Company acquisition into our Boston market operations. However, we expect fiscal 2009 to be less profitable than fiscal 2008,” Baker concluded. Blue Hills is better known by its popular brand Monadnock Mountain Spring Water.

Vermont Pure Holdings, Ltd. (NYSE Alternext: VPS - News), the largest independent home and office distributor of its kind in the United States, markets water, coffee and other home and office refreshment products throughout the Northeast through its subsidiary Crystal Rock LLC. The Company bottles and distributes natural spring water under the Vermont Pure® brand and purified water with minerals added under the Crystal Rock® label. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable and recyclable bottles. The Company continues to set high standards in the bottled water industry through its technical innovation, commitment to the environment and by integrating its family roots into relationships with employees and customers. More information is available at http://www.crystalrock.com.

VERMONT PURE HOLDINGS, LTD
Results of Operations

	(Unaudited)		(Unaudited)
	Six Months Ended:		Three Months Ended:
	April 30,	April 30,	April 30,	April 30,
	2009	2008	2009	2008
(000's $)

Sales	$32,308	$33,823	$16,756	$17,438

Income from operations	$1,893	$3,124	$1,060	$1,578

Net Income	$327	$983	$232	$471

Basic net earnings per share	$0.02	$0.05	$0.01	$0.02
Diluted net earnings per share	$0.02	$0.05	$0.01	$0.02

Basic Wgt. Avg. Shares Out. (000's)	21,521	21,619	21,541	21,624
Diluted Wgt Avg. Shares Out. (000's)	21,521	21,619	21,541	21,624

Note: This press release contains forward looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward looking statements, including integration of acquisitions, ability to sustain and manage growth, changing market conditions, and other risks detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Peter Baker, CEO
860-945-0661 Ext. 3001

Bruce MacDonald, CFO
802-860-1126